Exhibit 21.1

SUBSIDIARIES OF TOPBUILD CORP.

Name	Jurisdiction of Organization
ADO Products, LLC	Minnesota
American Commercial Insulation, LLC	Delaware
American National Insulation, Inc.	Delaware
Builder Procurement Services, LLC	Delaware
Builder Services Group, Inc.	Florida
BWI Distribution, Inc.	Maryland
Crossroads C&I Distributors, Inc.	B.C., Canada
DI Intermediate, Inc.	Delaware
DI Purchaser, Inc.	Delaware
DI Super Holdings, Inc.	Delaware
Distribution International Holding Corp.	Delaware
Distribution International Holdings, LLC	Delaware
Distribution International Northeast, Inc.	New Jersey
Distribution International Southwest, Inc.	Delaware
Distribution International, Inc.	Delaware
GlassCell Isofab Inc.	B.C., Canada
Ideal Products of America Holdings, LLC	Delaware
Ideal Products of Canada Ltd.	Alberta, Canada
Ideal Products of Dongguan Ltd.	China
Ideal Products of Hong Kong Limited	Hong Kong
Lecco Industries, Inc.	Texas
Mechanical Insulation Supply, Inc.	Michigan
Service Partners, LLC	Virginia
Thorpe Products Company	Texas
Thorpe Products Midwest, LLC	Texas
TopBuild Home Services, Inc.	Delaware
TopBuild Support Services, Inc.	Delaware
United Insulation Sales and Fabrication, Inc.	Texas